Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

TO DIRECTORS AND EXECUTIVE OFFICERS

OF PATINA OIL & GAS CORPORATION

Important Notice Concerning Your Ability to Trade in Patina Oil & Gas Corporation Common Stock:

May 14, 2004

The Patina Oil & Gas Corporation Profit Sharing and Savings Retirement Plan and Trust (the “Retirement Plan”) will be subject to a blackout period beginning on June 11, 2004, 2:00 p.m. Eastern Standard Time, and expected to end during the week of July 5, 2004 (the “Blackout Period”) that will temporarily prevent participants in the Retirement Plan from engaging in transactions in Patina Oil & Gas Corporation (the “Company”) common stock in their individual accounts. During the Blackout Period, participants in the Retirement Plan generally will be unable to direct or diversify investments in their individual accounts, obtain loans from the Retirement Plan or obtain a distribution from the Retirement Plan.

The Blackout Period is necessary to complete the transition of the recordkeeping and administrative services to Scudder Investments, who will become the new trustee and recordkeeper for the Retirement Plan beginning on June 21, 2004, to eliminate certain existing investment options and to add several new investment options, and to merge the Elysium Energy, LLC Profit-Sharing Plan into the Retirement Plan. Upon the completion of this transition to Scudder Investments, which is expected to end during the week of July 5, 2004, the Blackout Period will end.

This notice is provided to you pursuant to Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, each director and executive officer of the Company is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the Company during the Blackout Period, if the director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer of the Company. Accordingly, during the Blackout Period, you may not purchase, sell or otherwise transfer or acquire any shares of the Company common stock or exercise any stock options (cashless or otherwise) that you acquired in connection with your service or employment as a director or executive officer of the Company, provided that acquisitions or dispositions pursuant to bona fide gifts and certain other exempt transactions are not prohibited.

The foregoing prohibition is in addition to any restrictions on trading that may be imposed under the Company’s customary trading window practices.

You will receive notice if the Blackout Period changes for any reason. If you have any questions concerning the Blackout Period, you should contact Greg Pachner, 1625 Broadway, Suite 2000, Denver, CO 80202, telephone number (303) 389-3676 or by email at gpachner@patinaoil.com.